Exhibit 99.1



                              Press Release




                                       Contact:    Staten Island Bancorp, Inc.
                                                   Donald Fleming

May 15, 2003                           Contact #:  (718) 697-2813



    Announcement: Staten Island Bancorp, Inc. to Present at the
                  Wall Street Transcript "Investing in the Banking Industry Conference"


STATEN ISLAND, N.Y.--(BUSINESS WIRE)--May 15, 2003--Staten Island Bancorp, Inc. (NYSE:SIB - News), (the "Company,") announced today that it will participate in the Wall Street Transcript "Investing in the Banking Industry Conference" in New York on Tuesday, May 20, 2003.

The Company's presentation is scheduled to begin at 2:00 p.m. Eastern Time. A simultaneous webcast of the Company's presentation, including the slide presentation and any follow-up questions and answers will be available on the Company's Web site, www.sibk.com. The webcast will be archived at the Company's Web site and will be available through June 5, 2003.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, three full service branches in Brooklyn, New York and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage in 42 states. On March 31, 2003, Staten Island Bancorp had $6.9 billion in total assets and $625.0 million of total stockholders' equity.